Exhibit 10.7

AGREEMENT TO EXTEND AND AMEND LOAN AND SECURITY AGREEMENT

                                Reference is hereby made to that Loan and Security Agreement dated February 23, 2000, as previously amended (the “Loan Agreement”), by and between William S. Sadler (“Sadler”) and Dotronix, Inc., a Minnesota corporation (“Dotronix”).  Capitalized terms which are used in this Agreement and are not otherwise defined in this Agreement have the meanings assigned to them in the Loan Agreement.

                                Pursuant to Section 9.1 of the Loan Agreement, Sadler hereby extends the Loan Agreement through September 30, 2003.

                                Sadler and Dotronix hereby agree to prepare, execute, and deliver formal documents amending the Loan Agreement, Dotronix’ secured promissory note to Sadler dated February 23, 2000, as previously amended (the “Note”), and the documents referred to in Section 5.12 of the Schedule, as previously amended (the “Collateral Documents”), in the following manner:

                1.  The Maturity Date set forth in Section 9.1 of the Schedule and in the Note shall be September 30, 2003.

                2.  The tangible net worth maintenance covenant set forth in Section 8.1.6 of the Schedule shall be deleted.

                3.  The Schedule shall be amended to delete Sections 2.1.B and 2.1.C.  In their place, the Schedule shall provide that if Dotronix sells its property at 3833 North White Avenue, Eau Claire, WI 54703, Dotronix shall pay over the net proceeds from such sale to Sadler in reduction of the amount then outstanding under the Note, and Sadler shall release the Mortgage on such property.

                                In witness whereof, Sadler and Dotronix have executed this Agreement on September 27, 2002.

DOTRONIX, INC.

By	/s/ Robert V.

Its	Chief Financial Officer

/s/ William S.
William S. Sadler